Exhibit 32.1
CERTIFICATIONS
Orson Oliver and Todd L. Phillips, being the Chairman of the Board and Interim Chief Executive Officer and Chief Financial Officer, respectively, of Industrial Services of America, Inc., hereby certify as of this 13th day of May 2016, that the Form 10-Q for the quarter ended March 31, 2016, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of Industrial Services of America, Inc.

By /s/ Orson Oliver
Orson Oliver, Chairman of the Board and Interim Chief Executive Officer

By /s/ Todd L. Phillips
Todd L. Phillips, Chief Financial Officer